Exhibit 2.1

SEPARATION AGREEMENT

BY AND BETWEEN

IAC/INTERACTIVECORP

AND

VIMEO, INC.

DATED AS OF MAY 24, 2021

TABLE OF CONTENTS

Page

Article I DEFINITIONS		2

Article II THE SPIN-OFF		15

2.1	Transfer of Assets and Assumption of Liabilities	15
2.2	SpinCo Assets; IAC Assets	17
2.3	SpinCo Liabilities; IAC Liabilities	20
2.4	Approvals and Notifications	22
2.5	Novation of Liabilities	25
2.6	Release of Guarantees	26
2.7	Termination of Agreements	27
2.8	Treatment of Shared Contracts	28
2.9	Bank Accounts; Cash Balances	29
2.10	SpinCo Financing Arrangements	30
2.11	Ancillary Agreements	30
2.12	Disclaimer of Representations and Warranties	30
2.13	Financial Information Certifications	31

ARTICLE III THE IAC RECLASSIFICATION		32

3.1	Sole and Absolute Discretion; Cooperation	32
3.2	Actions Prior to the IAC Reclassification	32
3.3	Conditions to the IAC Reclassification	33
3.4	The IAC Reclassification	35

Article IV MUTUAL RELEASES; INDEMNIFICATION		37

4.1	Release of Pre-Reclassification Claims	37
4.2	Indemnification by SpinCo	39
4.3	Indemnification by IAC	40
4.4	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	41
4.5	Procedures for Indemnification of Third-Party Claims	42
4.6	Additional Matters	44
4.7	Right of Contribution	45
4.8	Covenant Not to Sue	46
4.9	Remedies Cumulative	46
4.10	Survival of Indemnities	46

Article V CERTAIN OTHER MATTERS		46

5.1	Insurance Matters	46
5.2	Late Payments	49
5.3	Inducement	49
5.4	Post-Mandatory Exchange Effective Time Conduct	49
5.5	Corporate Names; Trademarks	50

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Article VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		50

6.1	Agreement for Exchange of Information	50
6.2	Ownership of Information	51
6.3	Compensation for Providing Information	51
6.4	Record Retention	51
6.5	Limitations of Liability	52
6.6	Other Agreements Providing for Exchange of Information	52
6.7	Production of Witnesses; Records; Cooperation	52
6.8	Privileged Matters	53
6.9	Confidentiality	55
6.10	Protective Arrangements	57

Article VII DISPUTE RESOLUTION		57

7.1	Good Faith Officer Negotiation	57
7.2	Arbitration	58
7.3	Litigation and Unilateral Commencement of Arbitration	58
7.4	Conduct During Dispute Resolution Process	58

Article VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		59

8.1	Further Assurances	59

Article IX TERMINATION		60

9.1	Termination	60
9.2	Effect of Termination	60

Article X MISCELLANEOUS		60

10.1	Counterparts; Entire Agreement; Corporate Power	60
10.2	Governing Law	61
10.3	Assignability	61
10.4	Third-Party Beneficiaries	62
10.5	Notices	62
10.6	Severability	63
10.7	Force Majeure	64
10.8	No Set-Off	64
10.9	Expenses	64
10.10	Headings	64
10.11	Survival of Covenants	64
10.12	Waivers of Default	64
10.13	Specific Performance	64
10.14	Amendments	64
10.15	Interpretation	65
10.16	Limitations of Liability	65
10.17	Performance	65
10.18	Mutual Drafting	65

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SCHEDULES

Schedule 1.1	SpinCo Business
Schedule 1.2	SpinCo Contracts
Schedule 1.3	SpinCo Real Property
Schedule 1.4	Excluded Software
Schedule 1.5	Excluded Technology
Schedule 1.6	Transferred Entities
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)	SpinCo Assets
Schedule 2.2(b)	IAC Assets
Schedule 2.3(a)	SpinCo Liabilities
Schedule 2.7(b)(ii)	Intercompany Agreements
Schedule 5.1(c)	Insurance
Schedule 10.9	Expenses

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of Vimeo, Inc.
Exhibit B	Amended and Restated Bylaws of Vimeo, Inc.
Exhibit C	Amendment to the Restated Certificate of Incorporation of IAC/InterActiveCorp

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SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of May 24, 2021 (this “Agreement”), is by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and Vimeo, Inc., a Delaware corporation formerly named “Vimeo Holdings, Inc.” (“SpinCo”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of IAC (the “IAC Board”) has determined that it is in the best interests of IAC and its stockholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, SpinCo is currently a wholly owned direct Subsidiary of IAC, and Vimeo.com, Inc., a Delaware corporation formerly named “Vimeo, Inc.” (“Vimeo”), is currently a direct Subsidiary of IAC Group, LLC, a Delaware limited liability company and a wholly owned Subsidiary of IAC (“Group LLC”);

WHEREAS, Group LLC currently owns 75,133,151 shares of Class A Voting common stock, par value $0.01 per share, of Vimeo, and 64,694,619 shares of Class B Non-Voting common stock, par value $0.01 per share, of Vimeo;

WHEREAS, in furtherance of the foregoing, IAC, Group LLC, SpinCo and Vimeo desire to consummate a series of transactions in order to effect the separation of the SpinCo Business from IAC’s remaining businesses (the “Spin-off”), including (a) the transfer by Group LLC to SpinCo of the shares of Vimeo capital stock owned by Group LLC, through a series of steps to be determined by the parties (the “IAC Group Transfer”), (b) the reclassification of each share of common stock, par value $0.001 per share, of IAC (“IAC Common Stock”) into (x) one share of common stock, par value $0.0001 per share, of IAC (“IAC New Common Stock”) and (y) 1/100th of a share of IAC Series 1 Mandatorily Exchangeable Preferred Stock, (c) the reclassification of each share of Class B common stock, par value $0.001 per share, of IAC (“IAC Class B Common Stock”) into (x) one share of Class B common stock, par value $0.0001 per share, of IAC (“IAC New Class B Common Stock”) and (y) 1/100th of a share of IAC Series 2 Mandatorily Exchangeable Preferred Stock, (d) the mandatory exchange of each 1/100th of a share of IAC Series 1 Mandatorily Exchangeable Preferred Stock for a number of shares of common stock, par value $0.01 per share, of SpinCo (“SpinCo Common Stock”) held by IAC equal to the Spin-off Exchange Ratio, and (e) the mandatory exchange of each 1/100th of a share of IAC Series 2 Mandatorily Exchangeable Preferred Stock for a number of shares of Class B common stock, par value $0.01 per share, of SpinCo (“SpinCo Class B Common Stock”) held by IAC equal to the Spin-off Exchange Ratio (the steps described in clauses (b) through (e), collectively the “IAC Reclassification”);

WHEREAS, in connection with the Spin-off, the parties intend that, following the Reclassificiation and upon the terms and subject to the conditions set forth in the Amended and Restated Merger Agreement, dated as of March 12, 2021, by and among SpinCo, Stream Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Vimeo (as it may be amended or supplemented from time to time, the “Merger Agreement”) (including the condition precedent that the Spin-off have been completed), Merger Sub will be merged with and into Vimeo (the “Merger”), with Vimeo surviving the Merger as a wholly owned direct Subsidiary of SpinCo;

WHEREAS, for U.S. federal income tax purposes, (i) the exchange of shares of IAC Common Stock or IAC Class B Common Stock, as applicable, for shares of IAC New Common Stock or IAC New Class B Common Stock, as applicable, pursuant to the IAC Reclassification is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and/or an exchange described in Section 1036 of the Code, (ii) the IAC Group Transfer and the Distribution, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, and (iii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, SpinCo and IAC have prepared and filed with the SEC, the Form S-4, which includes the Proxy Statement/Consent Solicitation Statement/Prospectus, and which sets forth disclosure regarding IAC, SpinCo, the Spin-off and the Merger; and

WHEREAS, each of IAC and SpinCo has determined that it is appropriate and desirable to set forth certain agreements that will govern certain matters relating to the Spin-off and the relationship of IAC, SpinCo and the members of their respective Groups following the Spin-off.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial, direct, derivative or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Mandatory Exchange Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the IAC Group, (b) no member of the IAC Group shall be deemed to be an Affiliate of any member of the SpinCo Group, and (c) neither Expedia Group, Inc. nor any of its Subsidiaries shall be deemed to be an Affiliate of IAC or SpinCo.

“Agent” shall mean the trust company or bank duly appointed by IAC to act as exchange agent, transfer agent and registrar for the shares of IAC New Common Stock, IAC New Class B Common Stock, SpinCo Common Stock and SpinCo Class B Common Stock in connection with the IAC Reclassification.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Spin-off or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Lease and the Transfer Documents; provided, that the Merger Agreement shall not be an Ancillary Agreement.

“ANGI Group” shall mean Angi Inc. (formerly ANGI Homeservices Inc.) and each Person that is a Subsidiary of Angi Inc.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.2(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Chosen Courts” shall have the meaning set forth in Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Copyrights” shall mean all copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions.

“Customer Information” shall mean, with respect to any business, all information relating to customers of such business, including names, addresses and transaction data (including merchandise or service purchased, purchase price paid, date and time of day of purchase, adjustments and related information and means of payment).

“Delayed IAC Asset” shall have the meaning set forth in Section 2.4(h).

“Delayed IAC Liability” shall have the meaning set forth in Section 2.4(h).

“Delayed SpinCo Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed SpinCo Liability” shall have the meaning set forth in Section 2.4(c).

“Disclosure Document” shall mean any registration statement (including the Form S-4) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any proxy statement, solicitation statement, prospectus (including the Proxy Statement/Consent Solicitation Statement/Prospectus), information statement, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Spin-off or the IAC Reclassification, the Merger or the SpinCo Group or primarily relates to the transactions contemplated hereby or pursuant to the Merger Agreement.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall mean (i) the issuance of IAC Series 1 Mandatorily Exchangeable Preferred Stock and IAC Series 2 Mandatorily Exchangeable Preferred Stock and (ii) the redemption of IAC Series 1 Mandatorily Exchangeable Preferred Stock in exchange for SpinCo Common Stock and the redemption of IAC Series 2 Mandatorily Exchangeable Preferred Stock in exchange for SpinCo Class B Common Stock, in the case of each of clauses (i) and (ii), pursuant to the IAC Reclassification, taken together.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between IAC and SpinCo or the members of their respective Groups in connection with the Spin-off or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form S-4” means the registration statement on Form S-4 filed by IAC and SpinCo with the SEC to effect the registration of shares of (a) IAC New Common Stock in connection with the IAC Reclassification, (b) IAC New Class B Common Stock in connection with the IAC Reclassification, (c) SpinCo Common Stock in connection with the IAC Reclassification, (d) SpinCo Class B Common Stock in connection with the IAC Reclassification and (e) SpinCo Common Stock in connection with the Merger, in each case pursuant to the Securities Act, as such registration statement may be amended or supplemented from time to time prior to the IAC Reclassification.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the SpinCo Group or the IAC Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“IAC” shall have the meaning set forth in the Preamble.

“IAC Accounts” shall have the meaning set forth in Section 2.9(a).

“IAC Assets” shall have the meaning set forth in Section 2.2(b).

“IAC Board” shall have the meaning set forth in the Recitals.

“IAC Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Mandatory Exchange Effective Time by either Party or any member of its Group, other than the SpinCo Business.

“IAC Class B Common Stock” shall have the meaning set forth in the recitals.

“IAC Common Stock” shall have the meaning set forth in the recitals.

“IAC Charter Amendment” shall mean the amendment to the restated certificate of incorporation of IAC, substantially in the form set forth on Exhibit C.

“IAC Group” shall mean IAC and each Person that is a Subsidiary of IAC, including ANGI Group (other than SpinCo and any other member of the SpinCo Group).

“IAC Group Transfer” shall have the meaning set forth in the recitals.

“IAC Indemnitees” shall have the meaning set forth in Section 4.2.

“IAC Liabilities” shall have the meaning set forth in Section 2.3(b).

“IAC New Class B Common Stock” shall have the meaning set forth in the recitals.

“IAC New Common Stock” shall have the meaning set forth in the recitals.

“IAC Reclassification” shall have the meaning set forth in the recitals.

“IAC Series 1 Mandatorily Exchangeable Preferred Stock” shall mean the Series 1 mandatorily exchangeable preferred stock, par value $0.01 per share, of IAC to be established in connection with the Spin-off.

“IAC Series 2 Mandatorily Exchangeable Preferred Stock” shall mean the Series 2 mandatorily exchangeable preferred stock, par value $0.01 per share, of IAC to be established in connection with the Spin-off.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, artwork, design, research and development files, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, Customer Information, cost information, sales and pricing data, customer prospect lists, supplier records and vendor data, correspondence and lists, product literature, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Intellectual Property.

“Insurance Proceeds” shall mean those monies:

(a)       received by an insured from an insurance carrier; or

(b)       paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any out-of-pocket costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States (or any state or other jurisdiction thereof) or of any foreign or multinational jurisdiction: any (a) Trademarks, (b) Copyrights, (c) rights in Software and Internet websites, (d) registrations and applications to register or renew the registration of any of the foregoing, (e) Patents, (f) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how and any rights therein and thereto and (g) other intellectual property rights.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Lease” shall mean the real property lease agreement to be entered into by and between IAC and SpinCo or any members of their respective Groups in connection with the Spin-off or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, attorneys’ fees, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, mediator or arbitrator of any kind, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Linked” shall have the meaning set forth in Section 2.9(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mandatory Exchange Effective Time” shall have the meaning set forth in the IAC Charter Amendment.

“Materials” shall have the meaning set forth in Section 5.5.

“Merger” shall have the meaning set forth in the recitals.

“Merger Agreement” shall have the meaning set forth in the recitals.

“Merger Sub” shall have the meaning set forth in the recitals.

“Nasdaq” shall mean the Nasdaq Global Select Market.

“Officer Negotiation Request” shall have the meaning set forth in Section 7.1.

“Parties” shall mean the parties to this Agreement.

“Patents” shall mean all patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).

“Policies” shall mean insurance policies and insurance contracts of any kind, including but not limited to property, excess and umbrella, commercial general liability, director and officer liability, fiduciary liability, cyber technology professional liability, libel liability, employment practices liability, automobile, aircraft, marine, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, foreign, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits, privileges and obligations thereunder.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate By Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials protected by the work product doctrine, as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Reclassification Date” shall mean the date of the consummation of the IAC Reclassification, which shall be determined by or at the direction of the IAC Board in its sole and absolute discretion.

“Reclassification Effective Time” shall have the meaning set forth in the IAC Charter Amendment.

“Registered IP” shall mean all Intellectual Property, other than Patents, that is registered, filed, issued or granted under the authority of, with or by, any Governmental Authority, including all registered copyrights, registered trademarks, registered service marks, registered trade secrets, registered Internet domain names, and all applications for any of the foregoing.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Spin-off” shall have the meaning set forth in the recitals.

“Spin-off Exchange Ratio” shall mean a number equal to 1.6235.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Accounts” shall have the meaning set forth in Section 2.9(a).

“SpinCo Assets” shall have the meaning set forth in Section 2.2(a).

“SpinCo Balance Sheet” shall mean the unaudited pro forma condensed consolidated balance sheet of SpinCo, including any notes and subledgers thereto, as of December 31, 2020, as presented in the Form S-4.

“SpinCo Business” shall mean (a) the business, operations and activities of the “Vimeo” segment of IAC conducted at any time prior to the Mandatory Exchange Effective Time by either Party or any of their current or former Subsidiaries and as described in the Form S-4 and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.1, excluding, in the case of each of clauses (a) and (b), the business, operations and activities primarily related to the IAC Assets.

“SpinCo Bylaws” shall mean the Amended and Restated Bylaws of SpinCo, substantially in the form of Exhibit B.

“SpinCo Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SpinCo, substantially in the form of Exhibit A.

“SpinCo Class B Common Stock” shall have the meaning set forth in the recitals.

“SpinCo Common Stock” shall have the meaning set forth in the recitals.

“SpinCo Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that SpinCo Contracts shall not include (a) any contract or agreement that is contemplated to be retained by IAC or any member of the IAC Group from and after the Mandatory Exchange Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement or (b) any contract or agreement that would constitute SpinCo Software or SpinCo Technology:

(a)               (i) any customer, reseller, distributor or development contract or agreement with a Third Party entered into prior to the Mandatory Exchange Effective Time exclusively related to the SpinCo Business and (ii) with respect to any customer, reseller, distributor or development contract or agreement entered into prior to the Mandatory Exchange Effective Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business (which contracts and agreements shall be treated in accordance with Section 2.8), that portion of any such contract or agreement that relates to the SpinCo Business;

(b)               (i) any supply or vendor contract or agreement entered into prior to the Mandatory Exchange Effective Time exclusively related to the SpinCo Business and (ii) with respect to any supply or vendor contract or agreement entered into prior to the Mandatory Exchange Effective Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business (which contracts and agreements shall be treated in accordance with Section 2.8), that portion of any such contract or agreement that that relates to the SpinCo Business;

(c)               (i) any license agreement entered into prior to the Mandatory Exchange Effective Time exclusively related to the SpinCo Business and (ii) with respect to any license agreement entered into prior to the Mandatory Exchange Effective Time that relates to the SpinCo Business but is not exclusively related to the SpinCo Business (which contracts and agreements shall be treated in accordance with Section 2.8), that portion of any such contract or agreement that relates to the SpinCo Business;

(d)               any joint venture or partnership contract or agreement that relates exclusively to the SpinCo Business as of the Mandatory Exchange Effective Time;

(e)               any guarantee, indemnity, representation, covenant, warranty or other contractual Liability of either Party or any member of its Group in respect of any other SpinCo Contract, any SpinCo Liability or the SpinCo Business;

(f)                any proprietary information and inventions agreement or similar Intellectual Property assignment or license agreement with any current or former SpinCo Group employee, IAC Group employee, consultant of the SpinCo Group or consultant of the IAC Group, in each case entered into prior to the Mandatory Exchange Effective Time (i) that is exclusively related to the SpinCo Business or (ii) if not exclusively related to the SpinCo Business, that portion of any such agreement that relates to the SpinCo Business;

(g)               any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to SpinCo or any member of the SpinCo Group;

(h)               any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the SpinCo Business;

(i)                 any credit agreement, note or other financing agreement or instrument entered into by any member of the SpinCo Group in connection with the Spin-off, including in connection with the SpinCo Financing Arrangements;

(j)                 any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the SpinCo Group;

(k)               SpinCo Leases;

(l)                 any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any SpinCo Group Employee or consultants of the SpinCo Group that are in effect as of the Mandatory Exchange Effective Time;

(m)             any other contract or agreement not otherwise set forth herein and exclusively related to the SpinCo Business or SpinCo Assets; and

(n)               any contracts, agreements or settlements set forth on Schedule 1.2.

“SpinCo Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by IAC that will be members of the SpinCo Group as of immediately prior to the Mandatory Exchange Effective Time.

“SpinCo Financing Arrangements” shall have the meaning set forth in Section 2.10(a).

“SpinCo Group” shall mean (a) prior to the Mandatory Exchange Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Mandatory Exchange Effective Time, including the Transferred Entities, even if, prior to the Mandatory Exchange Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Mandatory Exchange Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Employee” shall have the meaning set forth in the Employee Matters Agreement.

“SpinCo Indemnitees” shall have the meaning set forth in Section 4.3.

“SpinCo Intellectual Property” shall mean all Intellectual Property owned by, licensed by or to, or sublicensed by or to either Party or any member of its Group as of the Mandatory Exchange Effective Time exclusively used or exclusively held for use in the SpinCo Business.

“SpinCo IP/IT” shall have the meaning set forth in Section 2.2(a)(vii).

“SpinCo Leases” shall have the meaning set forth in the definition of SpinCo Real Property.

“SpinCo Liabilities” shall have the meaning set forth in Section 2.3(a).

“SpinCo Permits” shall mean all Permits owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Mandatory Exchange Effective Time.

“SpinCo Real Property” shall mean (a) all of the Real Property owned by either Party or member of its Group as of the Mandatory Exchange Effective Time listed or described on Schedule 1.3(a), (b) the Real Property Leases to which either Party or member of its Group is party as of the Mandatory Exchange Effective Time set forth on Schedule 1.3(b) (“SpinCo Leases”), and (c) all recorded Real Property notices, easements, and obligations with respect to the Real Property and/or Real Property leases described in clauses (a) and (b) of this paragraph.

“SpinCo Software” shall mean all Software owned or licensed by either Party or member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Mandatory Exchange Effective Time, but excluding Software set forth on Schedule 1.4.

“SpinCo Technology” shall mean all Technology owned or licensed by either Party or any member of its Group exclusively used or exclusively held for use in the SpinCo Business as of the Mandatory Exchange Effective Time, but excluding Technology set forth on Schedule 1.5.

“Straddle Period” shall have the meaning set forth in Section 2.13(a).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power, either directly or indirectly, to (i) vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body or (ii) appoint a general partner, managing member or others performing similar functions.

“Tangible Information” shall mean Information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between IAC and SpinCo in connection with the Spin-off and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, hardware, computers, servers, workstations, routers, hubs, switches, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, and other information technology equipment, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Trademarks” shall mean all trademarks, service marks, trade names, service names, trade dress, logos, Internet domain names, and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Accounting Principles” means GAAP applied on a basis consistent with the accounting principles, practices, methodologies and policies used in preparing the SpinCo Balance Sheet.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.6.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between IAC and SpinCo or any members of their respective Groups in connection with the Spin-off or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Unreleased IAC Liability” shall have the meaning set forth in Section 2.5(b)(ii).

“Unreleased SpinCo Liability” shall have the meaning set forth in Section 2.5(a)(ii).

“Vimeo Holder” means any Person (other than any member of the IAC Group) who was a holder prior to the Mandatory Exchange Effective Time of capital stock of Vimeo, acting in such Person’s capacity as a holder (or former holder) of capital stock of Vimeo.

Article II

THE SPIN-OFF

2.1              Transfer of Assets and Assumption of Liabilities.

(a)               On or prior to the Mandatory Exchange Effective Time, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Plan of Reorganization”):

(i)             Transfer and Assignment of SpinCo Assets. IAC shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to SpinCo, or the applicable SpinCo Designees, and SpinCo or such SpinCo Designees shall accept from IAC and the applicable members of the IAC Group, all of IAC’s and such IAC Group member’s respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by any Transferred Entity, such SpinCo Asset may be assigned, transferred, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity held by members of the IAC Group from IAC or the applicable members of the IAC Group to SpinCo or the applicable SpinCo Designee);

(ii)              Acceptance and Assumption of SpinCo Liabilities. SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the SpinCo Liabilities in accordance with their respective terms (it being understood that if any SpinCo Liability is a liability of a Transferred Entity, such SpinCo Liability may be assumed by SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity held by members of the IAC Group from IAC or the applicable members of the IAC Group to SpinCo or the applicable SpinCo Designee). SpinCo and such SpinCo Designees shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Mandatory Exchange Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by IAC’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the IAC Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the IAC Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii)             Transfer and Assignment of IAC Assets. IAC and SpinCo shall cause SpinCo and the SpinCo Designees to contribute, assign, transfer, convey and deliver to IAC or certain members of the IAC Group designated by IAC, and IAC or such other members of the IAC Group shall accept from SpinCo and the SpinCo Designees, all of SpinCo’s and such SpinCo Designees’ respective direct or indirect right, title and interest in and to all IAC Assets held by SpinCo or a SpinCo Designee; and

(iv)             Acceptance and Assumption of IAC Liabilities. IAC and certain members of the IAC Group designated by IAC shall accept and assume and agree faithfully to perform, discharge and fulfill all of the IAC Liabilities held by SpinCo or any SpinCo Designee and IAC and the applicable members of the IAC Group shall be responsible for all IAC Liabilities in accordance with their respective terms, regardless of when or where such IAC Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Mandatory Exchange Effective Time, where or against whom such IAC Liabilities are asserted or determined (including any such IAC Liabilities arising out of claims made by IAC’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the IAC Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the IAC Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)               Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), and without prejudice to any actions taken to implement, or documents entered into between or among the Parties or members of their respective Groups, to implement or in furtherance of, the Plan of Reorganization prior to the date hereof, (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a) (including the IAC Group Transfer), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) (including any documents entered into between or among the Parties or members of their respective Groups to implement or in furtherance of the Plan of Reorganization prior to the date hereof) shall be referred to collectively herein as the “Transfer Documents” (provided that the Merger Agreement shall not be a Transfer Document). The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement.  It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement or the Tax Matters Agreement, the terms of this Agreement or the Tax Matters Agreement, as applicable, shall control.

(c)               Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Mandatory Exchange Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Mandatory Exchange Effective Time), one Party hereto (or any member of such Party’s Group) shall be liable for or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform such Liability.

(d)               Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, SpinCo hereby waives compliance by each and every member of the IAC Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group. To the extent permissible under applicable Law, IAC hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the IAC Assets to any member of the IAC Group.

(e)               Intellectual Property Rights.

(i)                 If and to the extent that, as a matter of Law in any jurisdiction, IAC or the applicable members of its Group cannot assign, transfer or convey any of IAC’s or such IAC Group members’ respective direct or indirect right, title and interest in and to any Technology, Software or Intellectual Property included in the SpinCo Assets, then, to the extent possible, IAC shall, and shall cause the applicable members of its Group to, irrevocably grant to SpinCo, or the applicable SpinCo Designees, an exclusive, irrevocable, assignable, transferable, sublicensable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

(ii)              If and to the extent that, as a matter of Law in any jurisdiction, SpinCo or the applicable members of its Group cannot assign, transfer or convey any of SpinCo’s or such SpinCo Group members’ respective direct or indirect right, title and interest in and to any Technology, Software or Intellectual Property included in the IAC Assets, then, to the extent possible, SpinCo shall, and shall cause the applicable members of its Group to, irrevocably grant to IAC, or the applicable IAC Designees, an exclusive, irrevocable, assignable, transferable, sublicensable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

2.2              SpinCo Assets; IAC Assets.

(a)               SpinCo Assets. For purposes of this Agreement, “SpinCo Assets” shall mean:

(i)               all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Mandatory Exchange Effective Time;

(ii)              all Assets (other than cash and cash equivalents) of either Party or any members of its Group included or reflected as assets of the SpinCo Group on the SpinCo Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (ii);

(iii)            all Assets (other than cash and cash equivalents) of either Party or any of the members of its Group as of the Mandatory Exchange Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of SpinCo or members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Mandatory Exchange Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of SpinCo Assets pursuant to this clause (iii);

(iv)             all Assets of either Party or any of the members of its Group as of the Mandatory Exchange Effective Time that are expressly provided by any provision of this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by SpinCo or any other member of the SpinCo Group;

(v)              all SpinCo Contracts as of the Mandatory Exchange Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Mandatory Exchange Effective Time;

(vi)             Subject to Section 2.8, all rights, interests or claims (whether accrued or contingent) of either Party or any of the members of its Group arising under Shared Contracts to the extent relating to the SpinCo Business;

(vii)           all SpinCo Intellectual Property, SpinCo Software and SpinCo Technology as of the Mandatory Exchange Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Mandatory Exchange Effective Time (collectively, the “SpinCo IP/IT”);

(viii)         all SpinCo Permits as of the Mandatory Exchange Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Mandatory Exchange Effective Time;

(ix)              subject to Section 2.9(d), all cash and cash equivalents held as of the Mandatory Exchange Effective Time in bank or brokerage accounts owned exclusively by SpinCo or any member of the SpinCo Group;

(x)               all rights, interests and claims of either Party or any of the members of its Group as of the Mandatory Effective Time with respect to Information exclusively related to the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive right to all Information that is related to, but not exclusively related to, the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the Transferred Entities;

(xi)             to the extent not already identified in clauses (i) through (x) of this Section 2.2(a), all Assets of either Party or any of the members of its Group as of the Mandatory Exchange Effective Time that are exclusively used or exclusively held for use in the SpinCo Business; provided that the intention of this clause (xi) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a SpinCo Asset, and no Asset shall be deemed to be a SpinCo Asset solely as a result of this clause (xi) if such Asset is within the category or type of Asset expressly covered by the terms of another Ancillary Agreement unless the party claiming entitlement to such Asset can establish that the omission of the transfer or conveyance of such Asset was inadvertent; and

(xii)          any and all Assets set forth on Schedule 2.2(a).

Notwithstanding the foregoing, the SpinCo Assets shall not in any event include any Asset referred to in clauses (i) through (viii) of Section 2.2(b).

(b)               IAC Assets. For the purposes of this Agreement, “IAC Assets” shall mean all Assets of either Party or the members of its Group as of the Mandatory Exchange Effective Time, other than the SpinCo Assets. Notwithstanding anything herein to the contrary, the IAC Assets shall include:

(i)                 all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by IAC or any other member of the IAC Group;

(ii)               all contracts and agreements of either Party or any of the members of its Group as of the Mandatory Exchange Effective Time (other than the SpinCo Contracts);

(iii)             Subject to Section 2.8, all rights, interests or claims (whether accrued or contingent) of either Party or any of the members of its Group arising under Shared Contracts to the extent relating to the IAC Business;

(iv)             all Intellectual Property, Software and Technology of either Party or any of the members of its Group as of the Mandatory Exchange Effective Time (other than the SpinCo IP/IT);

(v)               all Permits of either Party or any of the members of its Group as of the Mandatory Exchange Effective Time (other than the SpinCo Permits);

(vi)             all Real Property of either Party or any of the members of its Group as of the Mandatory Exchange Effective Time;

(vii)           all cash and cash equivalents of either Party or any of the members of its Group as of the Mandatory Exchange Effective Time (other than cash and cash equivalents described in Section 2.2(a)(ix)); and

(viii)         any and all Assets set forth on Schedule 2.2(b).

2.3              SpinCo Liabilities; IAC Liabilities.

(a)               SpinCo Liabilities. For the purposes of this Agreement, “SpinCo Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)                 all Liabilities included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on the SpinCo Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet; provided that the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (i);

(ii)              all Liabilities as of the Mandatory Exchange Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of SpinCo or the members of the SpinCo Group on a pro forma combined balance sheet of the SpinCo Group or any notes or subledgers thereto as of the Mandatory Exchange Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the SpinCo Balance Sheet), it being understood that (x) the SpinCo Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the SpinCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of SpinCo Liabilities pursuant to this clause (ii);

(iii)            all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Mandatory Exchange Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Mandatory Exchange Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the SpinCo Business or a SpinCo Asset;

(iv)             any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(v)               any and all Liabilities relating to, arising out of or resulting from the SpinCo Contracts, the SpinCo Financing Arrangements, the SpinCo Intellectual Property, the SpinCo Software, the SpinCo Technology, the SpinCo Permits, or the SpinCo Real Property;

(vi)             any and all Liabilities set forth on Schedule 2.3(a);

(vii)           any and all Liabilities relating to, arising out of or resulting from an Action brought by a Vimeo Holder; and

(viii)         all Liabilities arising out of Actions brought by or other claims made by any Third Party (including SpinCo’s or IAC’s respective directors, officers, stockholders, employees and agents) against any member of the IAC Group or the SpinCo Group to the extent (A) the facts underlying such litigation or claim relate to, arise out of or result from the conduct of the SpinCo Business or the SpinCo Assets, or the other Liabilities of SpinCo referred to in the foregoing clauses (i) through (vii) or (B) such litigation or claim includes or is based on allegations relating to, arising out of or resulting from any member of the IAC Group’s management, oversight, supervision or operation of the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities prior to the Mandatory Exchange Effective Time;

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b) and any Liabilities of any member of the IAC Group pursuant to the Ancillary Agreements shall not be SpinCo Liabilities but instead shall be IAC Liabilities.

(b)               IAC Liabilities. For the purposes of this Agreement, “IAC Liabilities” shall mean (i) all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Mandatory Exchange Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Mandatory Exchange Effective Time) of any member of the IAC Group and, prior to the Mandatory Exchange Effective Time, any member of the SpinCo Group, in each case, to the extent that such Liabilities are not SpinCo Liabilities and (ii) all Liabilities arising out of claims made by any Third Party (including IAC’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any member of the IAC Group or the SpinCo Group to the extent relating to, arising out of or resulting from the IAC Business or the IAC Assets.

2.4              Approvals and Notifications.

(a)               Approvals and Notifications for SpinCo Assets. To the extent that the transfer or assignment of any SpinCo Asset, the assumption of any SpinCo Liability, the Spin-off or the IAC Reclassification requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between IAC and SpinCo, neither IAC nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to amended contract terms) to any Person in order to obtain or make such Approvals or Notifications.

(b)               Delayed SpinCo Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the SpinCo Group of any SpinCo Asset or assumption by the SpinCo Group of any SpinCo Liability in connection with the Spin-off or the IAC Reclassification would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Mandatory Exchange Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the SpinCo Group of such SpinCo Assets or the assumption by the SpinCo Group of such SpinCo Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and SpinCo Liabilities for all other purposes of this Agreement.

(c)               Treatment of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If any transfer or assignment of any SpinCo Asset (or a portion thereof) or any assumption of any SpinCo Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Mandatory Exchange Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such SpinCo Asset (or a portion thereof), a “Delayed SpinCo Asset” and any such SpinCo Liability (or a portion thereof), a “Delayed SpinCo Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the IAC Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability, as the case may be, shall thereafter hold such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the SpinCo Group entitled thereto (at the expense of the member of the SpinCo Group entitled thereto). In addition, the member of the IAC Group retaining such Delayed SpinCo Asset or such Delayed SpinCo Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed SpinCo Asset or Delayed SpinCo Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the SpinCo Group to whom such Delayed SpinCo Asset is to be transferred or assigned, or which will assume such Delayed SpinCo Liability, as the case may be, in order to place such member of the SpinCo Group in a substantially similar position as if such Delayed SpinCo Asset or Delayed SpinCo Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed SpinCo Asset or Delayed SpinCo Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Mandatory Exchange Effective Time to the SpinCo Group.

(d)               Transfer of Delayed SpinCo Assets and Delayed SpinCo Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed SpinCo Asset or the deferral of assumption of any Delayed SpinCo Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed SpinCo Asset or the assumption of any Delayed SpinCo Liability have been removed, the transfer or assignment of the applicable Delayed SpinCo Asset or the assumption of the applicable Delayed SpinCo Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)               Costs for Delayed SpinCo Assets and Delayed SpinCo Liabilities. Except as otherwise agreed in writing between the Parties, any member of the IAC Group retaining a Delayed SpinCo Asset or Delayed SpinCo Liability due to the deferral of the transfer or assignment of such Delayed SpinCo Asset or the deferral of the assumption of such Delayed SpinCo Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by SpinCo or the member of the SpinCo Group entitled to the Delayed SpinCo Asset or Delayed SpinCo Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by SpinCo or the member of the SpinCo Group entitled to the benefits of such Delayed SpinCo Asset or obligated to discharge such Delayed SpinCo Liability, as applicable.

(f)                Approvals and Notifications for IAC Assets. To the extent that the transfer or assignment of any IAC Asset, the assumption of any IAC Liability, the Spin-off or the IAC Reclassification requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between IAC and SpinCo, neither IAC nor SpinCo shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g)               Delayed IAC Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the IAC Group of any IAC Asset or assumption by the IAC Group of any IAC Liability in connection with the Spin-off or the IAC Reclassification would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Mandatory Exchange Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the IAC Group of such IAC Assets or the assumption by the IAC Group of such IAC Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such IAC Assets or IAC Liabilities shall continue to constitute IAC Assets and IAC Liabilities for all other purposes of this Agreement.

(h)               Treatment of Delayed IAC Assets and Delayed IAC Liabilities. If any transfer or assignment of any IAC Asset (or a portion thereof) or any assumption of any IAC Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Mandatory Exchange Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such IAC Asset (or a portion thereof), a “Delayed IAC Asset” and any such IAC Liability (or a portion thereof), a “Delayed IAC Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the SpinCo Group retaining such Delayed IAC Asset or such Delayed IAC Liability, as the case may be, shall thereafter hold such Delayed IAC Asset or Delayed IAC Liability, as the case may be, for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the IAC Group entitled thereto (at the expense of the member of the IAC Group entitled thereto). In addition, the member of the SpinCo Group retaining such Delayed IAC Asset or such Delayed IAC Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed IAC Asset or Delayed IAC Liability in the ordinary course of business in accordance with past practice. Such member of the SpinCo Group shall also take such other actions as may be reasonably requested by the member of the IAC Group to which such Delayed IAC Asset is to be transferred or assigned, or which will assume such Delayed IAC Liability, as the case may be, in order to place such member of the IAC Group in a substantially similar position as if such Delayed IAC Asset or Delayed IAC Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed IAC Asset or Delayed IAC Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed IAC Asset or Delayed IAC Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Mandatory Exchange Effective Time to the IAC Group.

(i)                 Transfer of Delayed IAC Assets and Delayed IAC Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed IAC Asset or the deferral of assumption of any Delayed IAC Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments to the transfer or assignment of any Delayed IAC Asset or the assumption of any Delayed IAC Liability have been removed, the transfer or assignment of the applicable Delayed IAC Asset or the assumption of the applicable Delayed IAC Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)                 Costs for Delayed IAC Assets and Delayed IAC Liabilities. Any member of the SpinCo Group retaining a Delayed IAC Asset or Delayed IAC Liability due to the deferral of the transfer or assignment of such Delayed IAC Asset or the deferral of the assumption of such Delayed IAC Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by IAC or the member of the IAC Group entitled to the Delayed IAC Asset or Delayed IAC Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by IAC or the member of the IAC Group entitled to the benefits of such Delayed IAC Asset or obligated to discharge such Delayed IAC Liability.

2.5              Novation of Liabilities.

(a)               Novation of SpinCo Liabilities.

(i)                 Each of IAC and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all SpinCo Liabilities and obtain in writing the unconditional release of each member of the IAC Group that is a party to any such arrangements, so that, in any such case, the members of the SpinCo Group shall be solely responsible for such SpinCo Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither IAC nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to amended contract terms) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)              If IAC or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the IAC Group continues to be bound by such arrangement or responsible for any such Liability (each, an “Unreleased SpinCo Liability”), SpinCo shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the IAC Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the IAC Group that constitute Unreleased SpinCo Liabilities from and after the Mandatory Exchange Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the IAC Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased SpinCo Liabilities shall otherwise become assignable or able to be novated, IAC shall promptly assign, or cause to be assigned, and SpinCo or the applicable SpinCo Group member shall assume, such Unreleased SpinCo Liabilities without exchange of further consideration.

(b)               Novation of IAC Liabilities.

(i)                 Each of IAC and SpinCo, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all IAC Liabilities and obtain in writing the unconditional release of each member of the SpinCo Group that is a party to any such arrangements, so that, in any such case, the members of the IAC Group shall be solely responsible for such IAC Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither IAC nor SpinCo shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation or agreeing to amended contract terms) to any Third Party from whom any such consent, substitution, approval, amendment or release is requested.

(ii)              If IAC or SpinCo is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the SpinCo Group continues to be bound by such arrangement or responsible for any such Liability (each, an “Unreleased IAC Liability”), IAC shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the SpinCo Group, as the case may be, (i) pay, perform and discharge fully all the obligations or other Liabilities of such member of the SpinCo Group that constitute Unreleased IAC Liabilities from and after the Mandatory Exchange Effective Time and (ii) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the SpinCo Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased IAC Liabilities shall otherwise become assignable or able to be novated, SpinCo shall promptly assign, or cause to be assigned, and IAC or the applicable IAC Group member shall assume, such Unreleased IAC Liabilities without exchange of further consideration.

2.6              Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)               On or prior to the Mandatory Exchange Effective Time or as soon as practicable thereafter, each of IAC and SpinCo shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the IAC Group removed as guarantor of or obligor for any SpinCo Liability to the extent that they relate to SpinCo Liabilities, including the removal of any Security Interest on or in any IAC Asset that may serve as collateral or security for any such SpinCo Liability; and (ii) have any member(s) of the SpinCo Group removed as guarantor of or obligor for any IAC Liability to the extent that they relate to IAC Liabilities, including the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such IAC Liability.

(b)               To the extent required to obtain a release from a guarantee of:

(i)                any member of the IAC Group, SpinCo shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any IAC Asset that may serve as collateral or security for any such SpinCo Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which SpinCo would be reasonably unable to comply or (ii) which SpinCo would not reasonably be able to avoid breaching; and

(ii)              any member of the SpinCo Group, IAC shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any SpinCo Asset that may serve as collateral or security for any such IAC Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which IAC would be reasonably unable to comply or (ii) which IAC would not reasonably be able to avoid breaching.

(c)               If IAC or SpinCo is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that has assumed the Liability that such guarantee relates to shall indemnify, defend and hold harmless the guarantor or obligor, as applicable, against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of IAC and SpinCo, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.7              Termination of Agreements.

(a)               Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, SpinCo and each member of the SpinCo Group, on the one hand, and IAC and each member of the IAC Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any member of the SpinCo Group, on the one hand, and IAC and/or any member of the IAC Group, on the other hand, effective as of the Mandatory Exchange Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Mandatory Exchange Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)               The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement, the Ancillary Agreements and the Merger Agreement (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement or the Merger Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Mandatory Exchange Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto; (iv) any intercompany accounts payable or accounts receivable accrued as of the Mandatory Exchange Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); (v) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of IAC or SpinCo, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (vi) any Shared Contracts.

(c)               All of the intercompany accounts receivable and accounts payable between any member of the IAC Group, on the one hand, and any member of the SpinCo Group, on the other hand, outstanding as of the Mandatory Exchange Effective Time shall, prior to or as promptly as practicable after the Mandatory Exchange Effective Time, be repaid, settled or otherwise eliminated by means of cash payments, a dividend, capital contribution, a combination of the foregoing, or otherwise as determined by IAC in its sole and absolute discretion.

2.8              Treatment of Shared Contracts.

(a)               Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a SpinCo Contract, but the remainder of which is an IAC Asset (any such contract or agreement, excluding any contract or agreement that provides for enterprise-level services or licenses or similar enterprise-level arrangements of IAC or any member of the IAC Group, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Mandatory Exchange Effective Time, so that each Party or the member of its Group shall, as of the Mandatory Exchange Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment or amendment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the SpinCo Group or the IAC Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the SpinCo Business or the IAC Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.

(b)               Each of IAC and SpinCo shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Mandatory Exchange Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)               Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.

2.9              Bank Accounts; Cash Balances.

(a)               Each Party agrees to take, or cause the members of its Group to take, at the Mandatory Exchange Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all contracts or agreements governing each bank or brokerage account owned by IAC or any other member of the IAC Group (collectively, the “IAC Accounts”) so that each such SpinCo Account and IAC Account, if currently Linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any IAC Account or SpinCo Account, respectively, is de-Linked from such IAC Account or SpinCo Account, respectively.

(b)               It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group.

(c)               It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the IAC Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by IAC or a member of the IAC Group.

(d)               With respect to any outstanding checks issued or payments initiated by IAC, SpinCo, or any of the members of their respective Groups prior to the Mandatory Exchange Effective Time, such outstanding checks and payments shall be honored following the Mandatory Exchange Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively; provided that to the extent such check or payment was initiated on behalf or for the benefit of the other Group, then such Group will reimburse the disbursing Group for the applicable portion thereof.

(e)               As between IAC and SpinCo (and the members of their respective Groups), all payments made and reimbursements received after the Mandatory Exchange Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.10             SpinCo Financing Arrangements.

(a)               Prior to the date hereof, certain members of the SpinCo Group entered into a Credit Agreement, dated as of February 12, 2021 (the “SpinCo Financing Arrangements”), among Vimeo, Inc. the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent. The Parties agree that SpinCo or another member of the SpinCo Group, as the case may be, and not IAC or any member of the IAC Group, are and shall be responsible for all costs and expenses incurred in connection with the SpinCo Financing Arrangements.

(b)               Prior to the Mandatory Exchange Effective Time, IAC and SpinCo shall cooperate in the preparation of all materials as may be necessary or advisable in connection with the SpinCo Financing Arrangements.

2.11             Ancillary Agreements. Effective on or prior to the Mandatory Exchange Effective Time, each of IAC and SpinCo will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.12             Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE MERGER AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH (INCLUDING WITHOUT LIMITATION GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.13             Financial Information Certifications.

(a)               IAC’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to SpinCo as its Subsidiary. In order to enable the principal executive officer and principal financial officer of SpinCo to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, following the IAC Reclassification in respect of any quarterly or annual fiscal period of SpinCo that begins on or prior to the Reclassification Date in respect of which financial statements are not included in the Form S-4 (a “Straddle Period”), upon twenty (20) Business Days’ advance written request by SpinCo, IAC shall provide SpinCo with one or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall be (a) with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Reclassification Date) and (b) in substantially the same form as those that had been provided by officers or employees of IAC in similar certifications delivered prior to the Reclassification Date, with such changes thereto as IAC may reasonably determine. Such certification(s) shall be provided by IAC (and not by any officer or employee in their individual capacity).

(b)               In order to enable the principal executive officer and principal financial officer of IAC to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, following the IAC Reclassification in respect of any Straddle Period, upon twenty (20) Business Days’ advance written request by IAC, SpinCo shall provide IAC with one or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financial reporting, which certification(s) shall be (a) with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Reclassification Date) and (b) in substantially the same form as those that had been provided by officers or employees of IAC in similar certifications delivered prior to the Reclassification Date, with such changes thereto as SpinCo may reasonably determine. Such certification(s) shall be provided by SpinCo (and not by any officer or employee in their individual capacity).

Article III
THE IAC RECLASSIFICATION

3.1               Sole and Absolute Discretion; Cooperation.

(a)               IAC shall, in its sole and absolute discretion, determine the terms of the Spin-off, including the IAC Reclassification, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Spin-off, including the IAC Reclassification and the timing and conditions to the consummation of the Spin-off, including the IAC Reclassification. In addition, IAC may, at any time and from time to time until the consummation of the IAC Reclassification, modify or change the terms of the Spin-off, including the IAC Reclassification, including by accelerating or delaying the timing of the consummation of all or part of the Spin-off, including the IAC Reclassification or waiving or imposing conditions to the consummation of the Spin-off, including the IAC Reclassification. Nothing shall in any way limit IAC’s right to terminate this Agreement, the Spin-off or the IAC Reclassification as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b)               SpinCo shall cooperate with IAC to accomplish the Spin-off, including the IAC Reclassification, and shall, at IAC’s direction, promptly take any and all actions necessary or desirable to effect the Spin-off, including the IAC Reclassification, including in respect of the Form S-4. IAC shall select any investment bank or manager in connection with the IAC Reclassification, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for IAC. SpinCo and IAC, as the case may be, will provide to the Agent any information required in order to complete the Spin-off.

3.2              Actions Prior to the IAC Reclassification. Prior to the Mandatory Exchange Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the IAC Reclassification:

(a)               Notice to Nasdaq. IAC shall, to the extent possible, give Nasdaq not less than ten (10) days’ advance notice of the Reclassification Effective Time in compliance with Rule 10b-17 under the Exchange Act.

(b)               SpinCo Certificate of Incorporation and SpinCo Bylaws. On or prior to the Reclassification Date, IAC and SpinCo shall take all necessary actions so that, as of the Mandatory Exchange Effective Time, the SpinCo Certificate of Incorporation and the SpinCo Bylaws shall become the certificate of incorporation and bylaws of SpinCo, respectively.

(c)               SpinCo Directors and Officers. On or prior to the Reclassification Date, IAC and SpinCo shall take all necessary actions so that as of the Mandatory Exchange Effective Time: (i) the directors and executive officers of SpinCo shall be those set forth in the Form S-4, unless otherwise agreed by the Parties, and such additional directors as may be determined by IAC; and (ii) SpinCo shall have such other officers as IAC shall appoint or cause to be appointed.

(d)              Nasdaq Listing. SpinCo shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the shares of SpinCo Common Stock to be exchanged in the IAC Reclassification and issued in the Merger on Nasdaq, subject to official notice of issuance.

(e)               Securities Law Matters. SpinCo and IAC, as applicable, shall file any amendments or supplements to the Form S-4 as may be necessary or advisable in order to cause the Form S-4 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. IAC and SpinCo shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement, the Ancillary Agreements and the Merger Agreement. IAC and SpinCo will prepare, and SpinCo will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters which IAC determines are necessary or desirable to effectuate the IAC Reclassification, and IAC and SpinCo shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. IAC and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the IAC Reclassification.

(f)                The Agent. IAC shall enter into an exchange agent agreement with the Agent or otherwise provide instructions to the Agent regarding the IAC Reclassification.

(g)               Stock-Based Employee Benefit Plans. IAC and SpinCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by IAC (in respect of IAC shares) and SpinCo (in respect of SpinCo shares) in connection with the IAC Reclassification in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

(h)               Cancellation of Certain Treasury Shares. Following the Reclassification Effective Time and prior to the Mandatory Exchange Effective Time, IAC shall cancel or cause to be cancelled and retired any shares of IAC Series 1 Mandatorily Exchangeable Preferred Stock and any shares of IAC Series 2 Mandatorily Exchangeable Preferred Stock held by any member of the IAC Group.

3.3               Conditions to the IAC Reclassification.

(a)               The consummation of the IAC Reclassification will be subject to the satisfaction, or waiver by IAC in its sole and absolute discretion, of the following conditions:

(i)               The SEC shall have declared effective the Form S-4; no order suspending the effectiveness of the Form S-4 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii)              The proposals relating to the IAC Reclassification set forth in the Form S-4 to be voted on by IAC stockholders shall have been approved at an annual or special meeting of IAC stockholders by the requisite vote set forth in the Form S-4.

(iii)             IAC shall have received an opinion from its outside counsel regarding the qualification of (i) the exchange of shares of IAC Common Stock or IAC Class B Common Stock, as applicable, for shares of IAC New Common Stock or IAC New Class B Common Stock, as applicable, pursuant to the IAC Reclassification as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and/or an exchange described in Section 1036 of the Code and (ii) the IAC Group Transfer and the Distribution, taken together, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355(a) and 368(a)(1)(D) of the Code.

(iv)           An independent appraisal firm acceptable to IAC shall have delivered one or more opinions to the IAC Board confirming the solvency, capital surplus and financial viability of IAC after consummation of the IAC Reclassification, and such opinions shall be acceptable to IAC in form and substance in IAC’s sole discretion and such opinions shall not have been withdrawn or rescinded.

(v)            The independent members of the IAC board of directors shall have approved the final terms of the Spin-off following separate deliberation, and such approval shall not have been rescinded or modified in any material respect.

(vi)             The transfer of the SpinCo Assets (other than any Delayed SpinCo Asset) and SpinCo Liabilities (other than any Delayed SpinCo Liability) contemplated to be transferred from IAC or a member of the IAC Group to SpinCo or a member of the SpinCo Group on or prior to the IAC Reclassification shall have occurred as contemplated by Section 2.1, and the transfer of the IAC Assets (other than any Delayed IAC Asset) and IAC Liabilities (other than any Delayed IAC Liability) contemplated to be transferred from SpinCo to IAC on or prior to the Reclassification Date, and the IAC Group Transfer, shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization.

(vii)            The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(viii)           Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(ix)              No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-off or any of the transactions related thereto shall be in effect.

(x)               The shares of SpinCo Common Stock to be issued in the IAC Reclassification and the Merger shall have been accepted for listing on Nasdaq, subject to official notice of issuance.

(xi)              No other events or developments shall exist or shall have occurred that, in the judgment of the IAC Board, in its sole and absolute discretion, makes it inadvisable to effect the Spin-off or the other transactions contemplated by this Agreement or any Ancillary Agreement.

(b)               The foregoing conditions are for the sole benefit of IAC and shall not give rise to or create any duty on the part of IAC or the IAC Board to waive or not waive any such condition or in any way limit IAC’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the IAC Board prior to the IAC Reclassification concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If IAC waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4              The IAC Reclassification.

(a)               Subject to Section 3.3, on or prior to the Mandatory Exchange Effective Time, IAC and SpinCo will cooperate in order to deliver or cause to be delivered to the Agent, for the benefit of the holders of shares of IAC Common Stock, book-entry transfer authorizations for such number of outstanding shares of IAC New Common Stock and SpinCo Common Stock as is necessary to effect the IAC Reclassification with respect to the outstanding shares of IAC Common Stock, and, for the benefit of the holders of IAC Class B Common Stock, book-entry transfer authorizations for such number of the outstanding shares of IAC New Class B Common Stock and SpinCo Class B Common Stock as is necessary to effect the IAC Reclassification with respect to the outstanding shares of IAC Class B Common Stock, and shall cause the transfer agent for IAC and SpinCo to instruct the Agent to distribute (i) at the Reclassification Effective Time the appropriate number of shares of IAC New Common Stock and IAC New Class B Common Stock, and (ii) at the Mandatory Exchange Effective Time the appropriate number of shares of SpinCo Common Stock and SpinCo Class B Common Stock, as applicable, to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. IAC will not issue stock certificates in respect of the shares of IAC New Common Stock or IAC New Class B Common Stock, and SpinCo will not issue paper stock certificates in respect of the shares of SpinCo Common Stock or SpinCo Class B Common Stock, in each case to be issued in the IAC Reclassification.

(b)               Subject to Sections 3.3 and 3.4(c), (i) each holder of shares of IAC Series 1 Mandatorily Exchangeable Preferred Stock will be entitled to receive in the IAC Reclassification a number of whole shares of SpinCo Common Stock equal to the number of 1/100ths of a share of IAC Series 1 Mandatorily Exchangeable Preferred Stock held by such holder as of immediately prior to the Mandatory Exchange Effective Time multiplied by the Spin-off Exchange Ratio, rounded down to the nearest whole number and (ii) each holder of shares of IAC Series 2 Mandatorily Exchangeable Preferred Stock will be entitled to receive in the IAC Reclassification a number of whole shares of SpinCo Class B Common Stock equal to the number of 1/100ths of a share of IAC Series 2 Mandatorily Exchangeable Preferred Stock held by such holder as of immediately prior to the Mandatory Exchange Effective Time multiplied by the Spin-off Exchange Ratio, rounded down to the nearest whole number.

(c)              No fractional shares will be distributed or credited to book-entry accounts in connection with the IAC Reclassification, and any such fractional share interests to which a holder of IAC Series 1 Mandatorily Exchangeable Preferred Stock or IAC Series 2 Mandatorily Exchangeable Preferred Stock would otherwise be entitled shall not entitle such holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each holder of IAC Series 1 Mandatorily Exchangeable Preferred Stock or IAC Series 2 Mandatorily Exchangeable Preferred Stock who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of a share of SpinCo Common Stock or SpinCo Class B Common Stock pursuant to the IAC Reclassification, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Mandatory Exchange Effective Time, IAC shall direct the Agent to determine the number of whole and fractional shares of SpinCo Common Stock and SpinCo Class B Common Stock allocable to each holder of IAC Series 1 Mandatorily Exchangeable Preferred Stock or IAC Series 2 Mandatorily Exchangeable Preferred Stock, to aggregate all such fractional shares into whole shares, to convert any such aggregated shares of SpinCo Class B Common Stock into SpinCo Common Stock and to sell the whole shares of SpinCo Common Stock obtained thereby in the open market at the then-prevailing prices on behalf of each such holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such holder, in lieu of any fractional share, such holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of IAC, SpinCo or the Agent will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock sold in accordance with this Section 3.4(c). Neither IAC nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of IAC or SpinCo. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of shares of IAC Common Stock or IAC Class B Common Stoc as of immediately prior to the Reclassification Effective Time held of record in the name of a nominee in any nominee account shall be treated as the holder with respect the applicable shares of IAC Series 1 Mandatorily Exchangeable Preferred Stock or IAC Series 2 Mandatorily Exchangeable Preferred Stock.

(d)               Any shares of SpinCo Common Stock or SpinCo Class B Common Stock or cash in lieu of fractional shares with respect to shares of SpinCo Common Stock or SpinCo Class B Common Stock that remain unclaimed by any former holder of IAC Series 1 Mandatorily Exchangeable Preferred Stock or IAC Series 2 Mandatorily Exchangeable Preferred Stock one hundred and eighty (180) days after the Reclassification Date shall be delivered to SpinCo, and SpinCo or its transfer agent on its behalf shall hold such shares and cash for the account of such holder, and the Parties agree that all obligations to provide such shares and cash, if any, in lieu of fractional share interests shall be obligations of SpinCo, subject in each case to applicable escheat or other abandoned property Laws, and IAC shall have no Liability with respect thereto.

(e)               Until the shares of SpinCo Common Stock and SpinCo Class B Common Stock are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Mandatory Exchange Effective Time, SpinCo will regard the Persons entitled to receive such shares as record holders of such shares in accordance with the terms of the IAC Reclassification without requiring any action on the part of such Persons. SpinCo agrees that, subject to any transfers of such shares, from and after the Mandatory Exchange Effective Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of SpinCo Common Stock or SpinCo Class B Common Stock, as applicable, then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of SpinCo Common Stock and SpinCo Class B Common Stock, as applicable, then held by such holder.

Article IV
MUTUAL RELEASES; INDEMNIFICATION

4.1               Release of Pre-Reclassification Claims.

(a)               SpinCo Release of IAC. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Mandatory Exchange Effective Time, SpinCo does hereby, for itself and each other member of the SpinCo Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Mandatory Exchange Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) IAC and the members of the IAC Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Mandatory Exchange Effective Time have been stockholders, directors, officers, agents or employees of any member of the IAC Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Mandatory Exchange Effective Time are or have been stockholders, directors, officers, agents or employees of a member of the SpinCo Group and who are not, as of immediately following the Mandatory Exchange Effective Time, officers or employees of SpinCo or a member of the SpinCo Group, in each case from: (A) all SpinCo Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Spin-off and the Merger and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Mandatory Exchange Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Mandatory Exchange Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities, or any member of the IAC Group’s direct or indirect beneficial ownership of the capital stock of any member of the SpinCo Group, or any member of the IAC Group’s management, oversight, supervision or operation of the SpinCo Business, SpinCo Assets or the SpinCo Liabilities.

(b)               IAC Release of SpinCo. Except as provided in Sections 4.1(c) and 4.1(d), effective as of the Mandatory Exchange Effective Time, IAC does hereby, for itself and each other member of the IAC Group (other than any member of the ANGI Group) and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Mandatory Exchange Effective Time have been stockholders, directors, officers, agents or employees of any member of the IAC Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) SpinCo and the members of the SpinCo Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Mandatory Exchange Effective Time have been stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all IAC Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Spin-off and the Merger and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Mandatory Exchange Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Mandatory Exchange Effective Time), in each case to the extent relating to, arising out of or resulting from the IAC Business, the IAC Assets or the IAC Liabilities.

(c)               Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Mandatory Exchange Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)               any Liability provided in or resulting from any agreement among any members of the IAC Group or any members of the SpinCo Group that is specified in Section 2.7(b) or the applicable Schedules to this Agreement or any Ancillary Agreement as not to terminate as of the Mandatory Exchange Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Mandatory Exchange Effective Time;

(ii)              any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)             any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Mandatory Exchange Effective Time;

(iv)             any Liability that the Parties may have with respect to any indemnification or contribution or other obligation pursuant to this Agreement (including, for the avoidance of doubt, Sections 4.2 and 4.3), any Ancillary Agreement or otherwise for claims brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements;

(v)             any Liability arising from the rights of any Person who is an employee to any earned but unpaid salary, wages or bonus opportunity, or any rights to vested benefits under employee benefit plans or any other claims that may not be released under applicable Law;

(vi)             any Liability provided in or resulting from any Contract or understanding that is entered into after the Mandatory Exchange Effective Time between a Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of such other Party’s Group), on the other hand; or

(vii)            any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the IAC Group from honoring its existing obligations to indemnify any director, officer or employee of SpinCo who was a director, officer or employee of any member of the IAC Group on or prior to the Mandatory Exchange Effective Time, to the extent such director, officer or employee becomes involved in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify IAC for such Liability (including IAC’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)               No Claims. SpinCo shall not make, and shall not permit any other member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against IAC or any other member of the IAC Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). IAC shall not make, and shall not permit any other member of the IAC Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any other member of the SpinCo Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)               Execution of Further Releases. At any time at or after the Mandatory Exchange Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2              Indemnification by SpinCo. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless IAC, each member of the IAC Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “IAC Indemnitees”), from and against any and all Liabilities of the IAC Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)               any SpinCo Liability;

(b)               any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Mandatory Exchange Effective Time;

(c)               any breach by SpinCo or any other member of the SpinCo Group of this Agreement or any of the Ancillary Agreements;

(d)               except to the extent it relates to an IAC Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the SpinCo Group by any member of the IAC Group that survives following the IAC Reclassification; and

(e)               any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form S-4, the Proxy Statement/Consent Solicitation Statement/Prospectus (as amended or supplemented if SpinCo or IAC shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.

4.3               Indemnification by IAC. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, IAC shall, and shall cause the other members of the IAC Group (other than any member of the ANGI Group) to, indemnify, defend and hold harmless SpinCo, each member of the SpinCo Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnitees”), from and against any and all Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)               any IAC Liability;

(b)               any failure of IAC, any other member of the IAC Group or any other Person to pay, perform or otherwise promptly discharge any IAC Liabilities in accordance with their terms, whether prior to, on or after the Mandatory Exchange Effective Time;

(c)               any breach by IAC or any other member of the IAC Group of this Agreement or any of the Ancillary Agreements;

(d)               except to the extent it relates to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the IAC Group by any member of the SpinCo Group that survives following the IAC Reclassification; and

(e)              any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to any information contained in the Form S-4, the Proxy Statement/Consent Solicitation Statement/Prospectus (as amended or supplemented if SpinCo or IAC shall have furnished any amendments or supplements thereto) or any other Disclosure Document, to the extent relating solely to the IAC Business, the IAC Assets, or the IAC Liabilities.

4.4               Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)               The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)               The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5              Procedures for Indemnification of Third-Party Claims.

(a)               Notice of Claims. If, at or following the Mandatory Exchange Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the IAC Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually and materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b)               Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any and all such damages to the extent resulting from, or arising out of, such Third-Party-Claim; and provided, further, that notwithstanding anything to the contrary in this Agreement, (x) the defense of any Third-Party Claim as to which (i) any member of the IAC Group or any of their directors, officers or employees (acting in such capacity) is a party and (ii) no member of the SpinCo Group or any of their directors, officers or employees (acting in such capacity) is a party (other than solely as a nominal party), shall in all cases be controlled by IAC and (y) with respect to any Third-Party Claim as to which (i) one or more members of the IAC Group or any of their current or former directors, officers or employees (acting in such capacity) is a party and (ii) one or more members of the SpinCo Group or any of their current or former directors, officers or employees (acting in such capacity) is a party, each of IAC and SpinCo shall have the right to control the defense of the portion of such Third-Party Claim that relates to their respective Group and the directors, officers and employees of such Group (provided, further, that control of the defense of any such Action to the extent relating to any individual that is a director, officer or employee of both a member of the IAC Group and a member of the SpinCo Group shall be controlled by IAC). Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)               Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim, is not entitled to assume the defense of such claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable, documented fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d)               Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that does not elect or is not entitled to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)               No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party delivers to the other Party a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)                Tax Matters Agreement Coordination. The provisions of Section 4.2 through Section 4.10 (other than this Section 4.5(f)) do not apply with respect to Taxes or Tax matters (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement). In the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

(g)               Mixed Claims. Where a Third-Party Claim asserts claims for which each Party must indemnify the other Party under the provisions of Section 4.2 and Section 4.3, the Parties shall cooperate in good faith to equitably determine the portion of the costs of defending such Third-Party Claim that will be borne by each Party.

4.6              Additional Matters.

(a)               Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)               Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is actually and materially prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)               Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)               Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)               Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6.

4.7              Right of Contribution.

(a)               Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)               Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed SpinCo Assets or Delayed SpinCo Liabilities (except for the gross negligence or intentional misconduct of a member of the IAC Group) or with the ownership, operation or activities of the SpinCo Business prior to the Mandatory Exchange Effective Time shall be deemed to be the fault of SpinCo and the other members of the SpinCo Group, and no such fault shall be deemed to be the fault of IAC or any other member of the IAC Group; (ii) any fault associated with the business conducted with Delayed IAC Assets or Delayed IAC Liabilities (except for the gross negligence or intentional misconduct of a member of the SpinCo Group) shall be deemed to be the fault of IAC and the other members of the IAC Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group; and (iii) any fault associated with the ownership, operation or activities of the IAC Business prior to the Mandatory Exchange Effective Time shall be deemed to be the fault of IAC and the other members of the IAC Group, and no such fault shall be deemed to be the fault of SpinCo or any other member of the SpinCo Group.

4.8               Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or a member of the SpinCo Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any IAC Liabilities by IAC or a member of the IAC Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9               Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10             Survival of Indemnities. The rights and obligations of each of IAC and SpinCo and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

Article V
CERTAIN OTHER MATTERS

5.1               Insurance Matters.

(a)               IAC and SpinCo agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Mandatory Exchange Effective Time. In no event shall IAC, any other member of the IAC Group or any IAC Indemnitee have Liability or obligation whatsoever to any member of the SpinCo Group in the event that any insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)               From and after the Mandatory Exchange Effective Time, with respect to any losses, damages and Liability incurred by any member of the SpinCo Group prior to the Mandatory Exchange Effective Time, IAC shall provide SpinCo with access to, and SpinCo may make claims under IAC’s Policies in place immediately prior to the Mandatory Exchange Effective Time (and any extended reporting periods for claims made Policies) and IAC’s historical Policies, but solely to the extent that such Policies provided coverage for members of the SpinCo Group or the SpinCo Business prior to the Mandatory Exchange Effective Time; provided that such access to, and the right to make claims under, such Policies, shall be subject to the terms, conditions and exclusions of such Policies, including but not limited to any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i)              SpinCo shall notify IAC, as promptly as practicable, of any claim made by SpinCo pursuant to this Section 5.1(b) and any delay in notification which results in a loss of coverage will be borne by SpinCo;

(ii)             SpinCo and the members of the SpinCo Group shall indemnify, hold harmless and reimburse IAC and the members of the IAC Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by IAC or any members of the IAC Group to the extent resulting from any access to, or any claims made by SpinCo or any other members of the SpinCo Group under, any insurance provided pursuant to this Section 5.1(b), whether such claims are made by SpinCo, its employees or Third Parties; and

(iii)            SpinCo shall exclusively bear (and neither IAC nor any members of the IAC Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpinCo or any member of the SpinCo Group under the policies as provided for in this Section 5.1(b). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the IAC Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to IAC’s insurance carrier(s) (including any submissions prior to the Mandatory Exchange Effective Time). To the extent that the IAC Group or the SpinCo Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to IAC’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, IAC may elect not to reinstate the policy aggregate. In the event that IAC elects not to reinstate the policy aggregate, it shall provide prompt written notice to SpinCo, and SpinCo may direct IAC in writing to, and IAC shall, in such case reinstate the policy aggregate; provided that SpinCo shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

In the event that any member of the IAC Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Mandatory Exchange Effective Time for which such member of the IAC Group is entitled to coverage under SpinCo’s third-party Policies, the same process pursuant to this Section 5.1(b) shall apply, substituting “IAC” for “SpinCo” and “SpinCo” for “IAC”, including for purposes of the first sentence of Section 5.1(f).

(c)               From and after the Mandatory Exchange Effective Time, with respect to any Liabilities incurred by any member of the SpinCo Group prior to the Mandatory Exchange Effective Time which would have been insured by a captive insurance entity of a member of the IAC Group prior to the Mandatory Exchange Effective Time, IAC will provide SpinCo with access to such captive insurance entity, in accordance with the principles, and subject to the limits, set forth in Schedule 5.1(c).

(d)               Except as provided in Section 5.1(b) or (c), from and after the Mandatory Exchange Effective Time, neither SpinCo nor any member of the SpinCo Group shall have any rights to or under any of the Policies of IAC or any other member of the IAC Group. At the Mandatory Exchange Effective Time, SpinCo shall have in effect all insurance programs required to comply with SpinCo’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to SpinCo’s.

(e)               Neither SpinCo nor any member of the SpinCo Group, in connection with making a claim under any insurance policy of IAC or any member of the IAC Group pursuant to this Section 5.1, shall be required to take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between IAC or any member of the IAC Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by IAC or any member of the IAC Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of IAC or any member of the IAC Group under the applicable insurance policy.

(f)                All payments and reimbursements by SpinCo pursuant to this Section 5.1 will be made within forty-five (45) days after SpinCo’s receipt of an invoice therefor from IAC. IAC shall retain the exclusive right to control its Policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Policies and programs and to amend, modify or waive any rights under any such Policies and programs, notwithstanding whether any such Policies or programs apply to any SpinCo Liabilities and/or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with IAC’s insurers with respect to any of IAC’s Policies and programs, or amend, modify or waive any rights under any such Policies and programs. SpinCo shall cooperate with IAC and share such information as is reasonably necessary in order to permit IAC to manage and conduct its insurance matters as IAC deems appropriate. Neither IAC nor any member of the IAC Group shall have any obligation to secure extended reporting for any claims under any Policies of IAC or any member of the IAC Group for any acts or omissions by any member of the SpinCo Group incurred prior to the Mandatory Exchange Effective Time. For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third party claims made against it or any member of its applicable Group covered under an applicable insurance Policy.

(g)               This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the IAC Group in respect of any insurance policy or any other contract or policy of insurance.

(h)               SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the IAC Group shall have any Liability whatsoever as a result of the Policies and practices of IAC and the members of the IAC Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

5.2               Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within sixty (60) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two (2%) percent.

5.3               Inducement. SpinCo acknowledges and agrees that IAC’s willingness to cause, effect and consummate the Spin-off, including the IAC Reclassification, has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Spin-off and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article IV.

5.4               Post-Mandatory Exchange Effective Time Conduct. The Parties acknowledge that, after the Mandatory Exchange Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Mandatory Exchange Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

5.5               Corporate Names; Trademarks. After the Mandatory Exchange Effective Time, no member of one Group may use any Trademark owned by any member of the other Group, except as permitted under applicable Law or subsequent agreement in writing between the applicable parties. Notwithstanding the foregoing sentence, any member of one Group may utilize existing stationery, business cards, signage, websites, advertising materials, inventory, packaging, product, service and training literature, and other similar materials bearing the Trademarks of the other Group member (“Materials”) following the Mandatory Exchange Effective Time in the conduct of the its business, as currently conducted, until the existing supply of such items is depleted or until one hundred eighty (180) days following the Mandatory Exchange Effective Time, whichever occurs first. Subject to the foregoing sentence, on or prior to the date that is one hundred eighty (180) days following the Mandatory Exchange Effective Time, each Group shallcease using all Materials in its possession pertaining to the other Group; provided that, in the case of Materials that are used solely for internal purposes, each Group shall cease using such internal Materials to the extent reasonably practicable. Notwithstanding the foregoing, nothing in this Section 5.5 shall preclude such Group from making any reference to the Trademarks of the other Group (i) as would be necessary or appropriate to describe the historical relationship of the Parties, including, with respect to IAC, in statements and materials regarding the businesses that have spun-out of IAC, or (ii) in internal historical, tax, employment or similar records or for purposes of disclosures. The foregoing permitted uses are subject to (x) compliance by the applicable Group with the reasonable quality control requirements and guidelines in effect for the Trademarks of the other Group as of the Mandatory Exchange Effective Time and (y) to the extent reasonably practicable, it being reasonably apparent that the Group members are no longer Affiliates of each other. Notwithstanding the foregoing to the contrary, no member of one Group shall be required to take any action to remove any reference to any Trademark of a member of the other Group from (a) Materials bearing the Trademarks of the other Group member that have already been placed on the market as of the Mandatory Exchange Effective Time or (b) Materials already in the rightful possession of customers or other Third Parties prior to the depletion of such Materials or as of the date that is one hundred eighty (180) days following the Mandatory Exchange Effective Time, whichever comes first.

Article VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1              Agreement for Exchange of Information.

(a)               Subject to Section 6.9 and any other applicable confidentiality obligations, each of IAC and SpinCo, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Mandatory Exchange Effective Time, as soon as reasonably practicable after written request therefor, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group requests to the extent that (i) such information relates to the SpinCo Business, or any SpinCo Asset or SpinCo Liability, if SpinCo is the requesting Party, or to the IAC Business, or any IAC Asset or IAC Liability, if IAC is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

(b)               Without limiting the generality of the foregoing, until the end of the SpinCo fiscal year during which the Reclassification Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for such fiscal year), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2               Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3               Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4               Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Mandatory Exchange Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Mandatory Exchange Effective Time in accordance with the policies of IAC as in effect at the Mandatory Exchange Effective Time or such other policies as may be adopted by IAC after the Mandatory Exchange Effective Time. Each Party shall preserve and keep all documents subject to a litigation hold as of the date of this Agreement until such party has been notified that such litigation hold is no longer applicable. Notwithstanding anything in Article VI to the contrary, the Tax Matters Agreement will exclusively govern the retention of Tax related records and the exchange of Tax-related information, and the Employee Matters Agreement will govern the retention of employment and benefits related records.

6.5               Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6               Other Agreements Providing for Exchange of Information.

(a)               The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b)               Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7               Production of Witnesses; Records; Cooperation.

(a)               After the Mandatory Exchange Effective Time, except in the case of a Dispute between IAC and SpinCo, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b)               If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)               Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d)               Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a Third Party in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e)               The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8              Privileged Matters.

(a)               The Parties recognize that there are certain legal and other professional services that have been and will be provided prior to the Mandatory Exchange Effective Time have been and will be rendered for the collective benefit of each of the members of the IAC Group and the SpinCo Group, and that each of the members of the IAC Group and the SpinCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Mandatory Exchange Effective Time, which services will be rendered solely for the benefit of the IAC Group or the SpinCo Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Mandatory Exchange Effective Time that are necessary for such other Party to perform such services.

(b)               The Parties agree as follows:

(i)              IAC shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the IAC Business and not to the SpinCo Business, whether or not the Privileged Information is in the possession or under the control of any member of the IAC Group or any member of the SpinCo Group. IAC shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any IAC Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the IAC Group or any member of the SpinCo Group;

(ii)             SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the SpinCo Business and not to the IAC Business, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the IAC Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the SpinCo Group or any member of the IAC Group; and

(iii)              if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the IAC Business, solely to the SpinCo Business, or to both the IAC Business and the SpinCo Business.

(c)               Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b), all privileges and immunities relating to the Spin-Off, the Merger Agreement, and the Ancillary Agreements or the transactions contemplated hereby or thereby, all privileges and immunities relating to any Action brought by a Vimeo Holder, and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)               If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e)               In the event of any Dispute between IAC and SpinCo, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f)                Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)               Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of IAC and SpinCo set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, is not intended to be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h)               In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9              Confidentiality.

(a)               Confidentiality. Subject to Section 6.10, from and after the Mandatory Exchange Effective Time , each of IAC and SpinCo, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to IAC’s confidential and proprietary information pursuant to policies in effect as of the Mandatory Exchange Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves known by such Party (or any member of such Party’s Group) to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group; provided, with respect to trade secrets of the other Party or any member of the other Party’s Group or their respective businesses, the foregoing obligations and restrictions shall remain in effect for so long as the relevant information remains a trade secret under applicable Law. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)               No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c)               Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Mandatory Exchange Effective Time, may gain access to or possession of confidential or proprietary information of, or legally-protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Mandatory Exchange Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally-protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Mandatory Exchange Effective Time or affirmative commitments or representations that were made before the Mandatory Exchange Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand. With respect to legally-protected personal information received from consumers before the Mandatory Exchange Effective Time, each Party agrees that it will not use data in a manner that is materially inconsistent with promises made at the time the data was collected unless it first obtains affirmative express consent from the relevant consumer. The Parties shall enter into a data protection agreement in respect of personal data of European Union data subjects, in form and substance reasonably acceptable to both Parties.

6.10             Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner, and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, or to the extent necessary for such Party to not be so prejudiced, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

Article VII
DISPUTE RESOLUTION

7.1              Good Faith Officer Negotiation. Subject to Section 7.3, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are SpinCo Assets, any Liabilities are SpinCo Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within fifteen (15) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

7.2              Arbitration.

(a)               In the event that a Dispute has not been resolved within fifteen (15) days of the receipt of an Officer Negotiation Request in accordance with Section 7.1, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then current JAMS administered arbitration rules, except as modified herein. The Parties agree that any such arbitration and any information relating thereto shall be held strictly confidential pursuant to Section 6.9. The arbitration shall be held in (i) New York City, New York, or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.2 will be decided before a sole arbitrator who is a former federal or state court judge selected mutually by the Parties or otherwise in accordance with the JAMS administered arbitration rules.

(b)               The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.3, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings. Notwithstanding applicable state Law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

7.3              Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1 and Section 7.2 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.1 and Section 7.2 if such Party has submitted an Officer Negotiation Request and/or an Arbitration Request and the other Party has failed to comply with Section 7.1 and/or Section 7.2 in good faith with respect to such negotiation and/or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the JAMS arbitration procedure.

7.4              Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

Article VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1              Further Assurances.

(a)               In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Mandatory Exchange Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)               Without limiting the foregoing, prior to, on and after the Mandatory Exchange Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the SpinCo Assets and the IAC Assets and the assignment and assumption of the SpinCo Liabilities and the IAC Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)               On or prior to the Mandatory Exchange Effective Time, IAC and SpinCo, in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by IAC, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)               IAC and SpinCo, and each of the members of their respective Groups (other than any member of the ANGI Group), waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of SpinCo or any other member of the SpinCo Group, on the one hand, or of IAC or any other member of the IAC Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Spin-off or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any Third Party arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

Article IX
TERMINATION

9.1              Termination. This Agreement and all Ancillary Agreements may be terminated and the Spin-off, including the IAC Reclassification, may be amended, modified or abandoned at any time prior to the Mandatory Exchange Effective Time by IAC, in its sole and absolute discretion, without the approval or consent of any other Person, including SpinCo. After the Mandatory Exchange Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties or by operation of law.

9.2              Effect of Termination. In the event of any termination of this Agreement prior to the Mandatory Exchange Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

Article X
MISCELLANEOUS

10.1          Counterparts; Entire Agreement; Corporate Power.

(a)               This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)               This Agreement, the Merger Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Merger Agreement and the Ancillary Agreements together govern the arrangements in connection with the Spin-off and the Merger and would not have been entered into independently.

(c)               IAC represents on behalf of itself and each other member of the IAC Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)                 each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)              this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)               Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign)) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp, mechanical or other electronic signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2          Governing Law; Jurisdiction. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies. All disputes that are not subject to mandatory arbitration pursuant to Section 7.2 (including an action to enforce Article VII) shall be commenced exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, each Party (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, in each case in respect of such claims.

10.3          Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

10.4          Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any IAC Indemnitee or SpinCo Indemnitee in their respective capacities as such and the release under Section 4.1 of any Person provided therein , (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5          Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt) or by electronic mail (notice deemed given upon the earlier of (a) confirmation of receipt or (b) in the event that confirmation of receipt is not delivered, if such electronic mail is sent prior to 5:00 p.m., Eastern Time, on a business day, on such business day, and if such electronic mail is sent on or after 5:00 p.m., Eastern Time, on a business day or sent not on a business day, the next business day) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to IAC, to:

IAC/InterActiveCorp
555 West 18th Street
New York, NY 10011
Attention:    Kendall Handler, Senior Vice President and General Counsel

Email:    kendall.handler@iac.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Andrew J. Nussbaum
Jenna E. Levine
Email:	ajnussbaum@wlrk.com
jelevine@wlrk.com

If to SpinCo (prior to the Mandatory Exchange Effective Time), to:

Vimeo, Inc.
555 West 18th Street
New York, NY 10011
Attention: Kendall Handler, Senior Vice President and General Counsel
Email:    kendall.handler@iac.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Andrew J. Nussbaum
Jenna E. Levine
Email:	ajnussbaum@wlrk.com
jelevine@wlrk.com

If to SpinCo (from and after the Mandatory Exchange Effective Time), to:

Vimeo, Inc.
555 West 18th Street
New York, NY 10011
Attention: Michael Cheah, General Counsel and Secretary
Email:    michael@vimeo.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Andrew J. Nussbaum
Jenna E. Levine
Email:	ajnussbaum@wlrk.com
jelevine@wlrk.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6          Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7          Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8          No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9          Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Mandatory Exchange Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Spin-off, and any Ancillary Agreement, the Form S-4, the Plan of Reorganization and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.9.

10.10      Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.11      Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Spin-off and shall remain in full force and effect.

10.12      Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13      Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14      Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.15      Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to May 24, 2021 and (k) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”

10.16      Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor IAC or any member of the IAC Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby, other than any such Liability paid or actually payable with respect to a Third-Party Claim.

10.17      Performance. IAC will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the IAC Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SpinCo Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.18      Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed by their duly authorized representatives as of the date first written above.

IAC/INTERACTIVECORP

By:	/s/ Kendall Handler
Name: Kendall Handler
Title: Senior Vice President, General Counsel and Secretary

VIMEO, INC.

By:	/s/ Kendall Handler
Name:Kendall Handler
Title: Vice President

[Signature Page to Separation Agreement]